Exhibit 99.1

CSX Corp. Announces First Quarter 2026 Results

JACKSONVILLE, Fla. – April 22, 2026 – CSX Corp. (NASDAQ: CSX) today announced first quarter 2026 operating income of $1.25 billion and net earnings of $807 million, or $0.43 per diluted share. In the first quarter of 2025, the company reported operating income of $1.04 billion and net earnings of $646 million, or $0.34 per diluted share.

Total volume of 1.56 million units for the quarter was 3% higher compared to first quarter 2025. Revenue totaled $3.48 billion for the quarter, increasing 2% year-over-year, as higher merchandise pricing, intermodal volume growth, higher domestic coal revenue, and increased fuel surcharge revenue were partially offset by a decrease in export coal revenue, including the impact of lower benchmark rates.

“CSX performed well this quarter by providing reliable and efficient service to our customers through changing market conditions, while improving our expense profile,” said Steve Angel, president and chief executive officer. “As we remain disciplined on costs and take advantage of opportunities for profitable growth, we continue to make progress toward best-in-class performance. I am encouraged by our railroad’s prospects for this year and over the long term.”

CSX executives will conduct a conference call with the investment community this afternoon, April 22, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company’s website at investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links approximately 250 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on X, formerly known as Twitter, (x.com/CSX) and on Facebook (facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure

CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; (vii) changes in fuel prices, surcharges for fuel and the availability of fuel; (viii) adverse economic or operational effects from actual or threatened war or terrorist activities and any government response; and (ix) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

Contact:
Matthew Korn, CFA, Investor Relations
904-366-4515

Austin Staton, Corporate Communications
855-955-6397